Exhibit 2.1

AMENDMENT NO. 2 TO MERGER AGREEMENT

THIS AMENDMENT NO. 2 TO MERGER AGREEMENT (this “Amendment”) is made as of February 12, 2025 (the “Amendment Date”) by and among AERKOMM Inc., a Nevada corporation (the “Company”), IX Acquisition Corp., a Cayman Islands exempted company limited by shares that, in accordance with the Agreement (as defined below), is planned to be re-domesticated as a Delaware corporation (“Parent”), and AKOM Merger Sub, Inc., a Nevada corporation (“Merger Sub”). Each of the Company, Parent and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Sub entered into that certain Merger Agreement dated as of March 29, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”);

WHEREAS, pursuant to Section 11.3 of the Agreement, the Agreement may be amended by a writing signed by each Party; and

WHEREAS, the Parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

AMENDMENT TO THE AGREEMENT

Section 1.1 Amendment to Section 1.1 of the Agreement. The definition of “Indebtedness” in Section 1.1 of the Agreement is hereby amended and restated to read as follows:

““Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses, paid time off or related, such as restricted stock deposit liability) for any period prior to the Closing Date, in each case, to the extent not accounted for in Closing Working Capital as current liabilities of the Company and its Subsidiaries, and (j) any agreement to incur any of the same; or, collectively and in aggregate, all the liabilities of the Company and its subsidiaries.”

Section 1.2 Amendment to Section 1.1 of the Agreement. The definition of “Working Capital” in Section 1.1 of the Agreement is hereby amended and restated to read as follows:

““Working Capital” means all current assets of the Company and its Subsidiaries, on a consolidated basis, (excluding, without duplication, cash and cash equivalents) minus (ii) all current liabilities of the Company and its Subsidiaries, on a consolidated basis (excluding, without duplication, unpaid Company Transaction Expenses).”

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

IX ACQUISITION CORP.

By:	/s/ Noah Aptekar
	Name:	Noah Aptekar
	Title:	Chief Executive Officer

Merger Sub:

AKOM MERGER SUB, INC.

By:	/s/ Noah Aptekar
	Name:	Noah Aptekar
	Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

AERKOMM INC.

By:	/s/ Louis Giordimaina
	Name:	Louis Giordimaina
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement